SENSATA TECHNOLOGIES HOSTS INVESTOR DAY, PROVIDING 2026 FINANCIAL FRAMEWORK
Company Reaffirms Third Quarter Guidance and Provides Fourth Quarter Guidance
Implements Cost Reduction Plan
Announces New $500 Million Share Repurchase Authorization
Swindon, United Kingdom – September 27, 2023 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensors, sensor-rich solutions and electrical protection devices, is holding an Investor Event today at which it will provide updates on its business and financial targets for 2026.
Q3 2023 Reorganization Plan
Sensata has committed to a plan which includes voluntary and involuntary reductions-in-force, site closures, and other cost saving initiatives. The decision to execute the plan was made to adjust the Company’s cost structure and business activities to better align with the weaker market demand it has been experiencing due to continued economic uncertainty in many of its end markets and to take active measures to accelerate margin recovery.
The Company expects to record charges (including severance, site closure and other costs) in the third quarter of 2023 of $16 - $20 million. The Company further expects that the actions taken in the Q3 2023 Plan will result in annualized savings of personnel, facilities, and other costs of approximately $40 - $50 million and expects savings in the fourth quarter of 2023 to be approximately $4 - $5 million.

Q3 and Q4 2023 Financial Guidance
Sensata is reaffirming financial guidance for the third quarter of 2023, and is providing preliminary guidance for the fourth quarter:

$ in millions, except EPS	Q3-23 GUIDANCE*	B/(W)	Q4-23 GUIDANCE*	B/(W)
Revenue organic	$980 – $1,020	(4%) - 0% (3%) - 1%	$980 – $1,020	(3%) - 1% (3%) - 1%
Adj. Op Income	$183 – $199	(7%) - 1%	$186 – $202	(9%) - (1%)
Adj. Net Income	$129 – $143	(2%) - 9%	$136 – $150	(7%) - 3%
Adj. EPS	$0.84 – $0.94	(1%) - 11%	$0.89 – $0.99	(7%) - 3%
*Assumes minimal impact from UAW strike; potential for $7M - $8M in lost weekly revenue depending on breadth.
Three Year Financial Framework
Sensata is also providing a financial framework for future growth that includes preliminary financial guidance for fiscal year 2026:

$ in millions, except EPS	2023 GUIDANCE	CAGR	2026 GUIDANCE
Revenue	$4,020 - $4,100	7% - 9%	$5,000 - $5,300
Adj. Operating Margin	18.9% - 19.7%	12% - 15%	21% - 23%
Adj. EPS	$3.62 - $3.82	14% - 19%	$5.50 - $6.30
Share Repurchase Authorization
Sensata also announced that its Board of Directors has authorized a new ordinary share repurchase program of $500 million. This plan replaces Sensata’s prior ordinary share repurchase program which had $167 million remaining authorization as of September 22, 2023. Sensata’s shareholders have previously approved the forms of share repurchase agreements and the potential broker counterparties needed to execute the buyback program.

About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a cleaner, more efficient, electrified, and connected world. Through its broad portfolio of sensors, electrical protection components and sensor-rich solutions which create valuable business insights, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 21,000 employees and global operations in 16 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow us on LinkedIn, Facebook and Twitter.

Investor Contact:
Jacob Sayer
+1 (508) 236-1666
jsayer@sensata.com
Media Contact:
Alexia Taxiarchos
+1 (508) 236-1761
ataxiarchos@sensata.com